August 30, 2019

Madison Funds
550 Science Drive
Madison, WI 53711

Ladies and Gentlemen:

We have been requested to render this opinion concerning material federal income tax consequences in connection with the proposed acquisition of all of the assets of the Broadview Opportunity Fund (the "Acquired Fund"), the sole series of Broadview Funds Trust, a Delaware statutory trust (the "Broadview Funds"), by the Madison Small Cap Fund (the “Acquiring Fund"), a series of Madison Funds, a Delaware statutory trust ("Madison Funds"). The foregoing transfer of assets is in exchange solely for full and fractional Class Y shares of the Acquiring Fund (the "Acquiring Fund Shares") and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund. The Acquired Fund will then distribute the Acquiring Fund Shares pro rata to the Acquired Fund shareholders in exchange for their shares of the Acquired Fund in complete liquidation of the Acquired Fund. Collectively, the transfer of the Acquired Fund's assets in exchange for the assumption of all of the liabilities of the Acquired Fund by the Acquiring Fund and the delivery of the Acquiring Fund Shares to the Acquired Fund, followed by the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation thereof, is referred to as the "Reorganization." The Reorganization will be consummated in accordance with that certain Agreement and Plan of Reorganization dated as of August 22, 2019 (the "Agreement ") entered into by and among Broadview Funds, on behalf of the Acquired Fund, and Madison Funds, on behalf of the Acquiring Fund, and, with respect to Paragraph 6.4(b) of the Agreement only, Madison Asset Management, LLC, a Wisconsin limited liability company, and Broadview Advisors, LLC, a Wisconsin limited liability company. Except as otherwise provided, capitalized terms referred to herein have the meanings as set forth in the Agreement.

We have acted as counsel to Madison Funds in connection with the Reorganization. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, including on the anticipated closing date, of the statements, covenants, conditions, representations, and warranties contained in the following documents, including all schedules and exhibits thereto:

1.	The Agreement;

2.Pre-Effective Amendment No. 2 to the Registration Statement on Form N- 14 of Madison Funds as filed with the Securities and Exchange Commission on July 17, 2019 (the "Registration Statement"), and the supplement to the Registration Statement filed pursuant to Rule 497 of the Securities Act of 1933, as amended (the "1933 Act"), which contained the definitive Prospectus/Proxy Statement and Statement of Additional Information;

3.Officers' Certificates of Broadview Funds, for itself and on behalf of the Acquired Fund, and Madison Funds, for itself and on behalf of the Acquiring Fund; and

4.Such other instruments and documents related to the formation, organization, and operation of the Acquired Fund and the Acquiring Fund or the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed the following (and are relying thereon, without any independent investigation or review thereof):

1.That original documents, including signatures, are authentic, that documents submitted to us as copies conform to the original documents or the forms thereof submitted for signature, and that there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2.The accuracy of any representation or statement made "to the knowledge of' or similarly qualified language; and

3.That the Reorganization will be consummated pursuant to the Agreement in accordance with the terms thereof and without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we are of the opinion that for federal income tax purposes:

1.The Reorganization will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Acquired Fund and the Acquiring Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

2.In accordance with Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon its receipt of the assets of the Acquired Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund;

3.In accordance with Sections 361(a) and 357(a) of the Code, no gain or loss will be recognized by the Acquired Fund upon the transfer of all of its assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund;

4.In accordance with Section 361(c) of the Code, no gain or loss will be recognized by the Acquired Fund upon the distribution of the Acquiring Fund Shares to the Acquired Fund shareholders in exchange for their shares of the Acquired Fund in complete liquidation of the Acquired Fund;

5.In accordance with Section 354(a)(l) of the Code, no gain or loss will be recognized by the shareholders of the Acquired Fund upon the receipt of the Acquiring Fund Shares solely in exchange for their shares of the Acquired Fund as part of the Reorganization;

6.In accordance with Section 358 of the Code, the aggregate adjusted tax basis of the Acquiring Fund Shares received by a shareholder of the Acquired Fund will be the same as the aggregate adjusted tax basis of the shares of the Acquired Fund exchanged therefor by such shareholder;

7.In accordance with Section 1223 of the Code, the holding period of the Acquiring Fund Shares received by a shareholder of the Acquired Fund will include the holding period during which the shares of the Acquired Fund exchanged therefor were held by such shareholder provided that at the time of the exchange, the shares of the Acquired Fund were held as a capital asset in the hands of such Acquired Fund shareholder;

8.In accordance with Section 362(b) of the Code, the aggregate tax basis of the assets of the Acquired Fund in the hands of the Acquiring Fund will be the same as the aggregate tax basis of such assets immediately prior to the transfer thereof; and

9.In accordance with Section 1223 of the Code, the holding period of each asset of the Acquired Fund in the hands of the Acquiring Fund will include the respective holding period of such assets in the hands of the Acquired Fund immediately prior to the transfer thereof.

10.The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to any applicable conditions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the regulations thereunder.

We express no opinion as to whether any gain or loss will be recognized (1) on assets in which gain or loss recognition is required by the Code even if the transaction otherwise constitutes a nontaxable transaction, (2) on "Section 1256 contracts" as defined in Section 1256(b) of the Code, (3) on stock in a "passive foreign investment company" as defined in

Section 1297(a) of the Code, (4) as a result of the closing of the tax year of the Acquired Fund, or (5) upon termination of a position.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below:

1.Our opinion with respect to an issue represents our best judgment as to the outcome on the merits with respect to such issue, is not binding upon the Internal Revenue Service or the courts, and is not a guarantee that the Internal Revenue Service will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the Internal Revenue Service. No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Reorganization. Future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, may adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

2.Our opinion concerning material federal income tax consequences of the Reorganization is limited to the specific federal income tax consequences presented above. No opinion is expressed as to any transactions other than the Reorganization, including any transactions undertaken in connection with the Reorganization. In addition, this opinion does not address any other federal, estate, gift, state, local, or foreign tax consequences that may result from the Reorganization.

3.Our opinion is void and may not be relied upon if (a) any of the transactions described in the Agreement are not consummated in accordance with the terms thereof and without waiver or breach of any material provision thereof, or (b) any of the representations, warranties, covenants, conditions, statements, and assumptions upon which we relied are not true and accurate at all relevant times.

This opinion is being delivered solely for the purpose of satisfying the requirements set forth in Paragraphs 2(0) and 3(0) of the Agreement. This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to be filed with the SEC and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.